13 August 2001

Robert Thorne
Chief Executive Officer
Fanlink Networks, Inc.
40 Exchange Place, Suite 1501
New York, NY 10005

Dear Rob:

This letter will document Planet Zanett, Inc.'s offer to continue its involvement in Fanlink Networks, Inc. ("the
Company").

Reference is hereby made to that certain Series A Convertible Preferred Stock Purchase Agreement, dated December 18, 2000 (the "SPA"), pursuant to which Planet Zanett, Inc. ("PZ") purchased shares of Series A Convertible Preferred Stock ("Series A Stock") from the Company in up to three tranches, the last of which tranche is referred to herein as the "Final Tranche".

We hereby offer the following regarding the Final Tranche:

1.	Series A Stock.  The Company shall issue to PZ an
aggregate of 3,369,863 shares of Series A Stock (with the same rights and privileges of previously issued
Series A Stock pursuant to the SPA) in exchange for the Final Tranche disbursements, as detailed below.

2.	Warrant Cancellation.  PZ shall return for
cancellation to the Company a Warrant for 1,394,031 shares of Common Stock of the Company.

At the conclusion of steps 1 and 2, PZ shall be the beneficial owner of 35.0% of the issued and outstanding share capital of the Company, on a fully diluted basis.

3.	Disbursements.  PZ shall disburse the Final Tranche
based on the documented roll-out schedule of the fanlink network and associated cost projections provided by the Company. Specifically, PZ shall disburse within the period of 20 to 30 days prior to the disclosed launch dates. Use of the proceeds by the Company shall be limited to launch projects and necessary operating expenses of the Company. The first disbursement will be made upon acceptance of these terms. In the event of additional financing from a third party subsequent to the first disbursement, Zanett retains the right to disburse, under the terms described above, the difference of $492,000 and the disbursements made up to the date of the third party financing.

This letter assumes the accuracy and completeness of the information previously provided by you, and assumes no material adverse change in financial condition or business prospects of the Company.

This letter is delivered to you with the understanding and on the condition that neither the letter nor its substance shall be disclosed publicly or privately, except with the prior oral permission of The Zanett Group.
By counter-signing where indicated below, you will have signified your acceptance of the terms of our offer and this letter so executed will create valid and legally binding obligations on your part and our part.

Sincerely,

Planet Zanett, Inc.

By:	/s/ Jack M. Rapport
 	Jack M. Rapport
Chief Financial Officer

Agreed to and accepted as of this 13th day of August, 2001

Fanlink Networks, Inc.

By: 	/s/ Robert Thorne
	Robert Thorne
	Chief Executive Officer